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PRESS RELEASE

L-3 COMMUNICATIONS ANNOUNCES STRONG
THIRD QUARTER 2001 RESULTS

SALES, OPERATING INCOME AND EARNINGS PER SHARE INCREASE 20.2%, 19.7% AND 18.8%, RESPECTIVELY


NEW YORK--(BUSINESS WIRE)--Oct. 18, 2001--L-3 Communications (NYSE:LLL - news) today announced strong results for the third quarter of 2001, including significant increases in sales, operating income, and earnings per share compared to the same period a year ago.

Sales in the third quarter of 2001 were $618.2 million, a 20.2% increase over sales of $514.4 million in the third quarter of 2000.

Operating income in the 2001 third quarter was $75.2 million, a 19.7% increase over operating income of $62.8 million for the same period in 2000. Operating income as a percentage of sales was 12.2% in the third quarter of 2001, unchanged from the same period in 2000.

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 19.3% to $97.6 million in the third quarter of 2001, compared to $81.8 million in the same period last year.

For the third quarter of 2001, the company reported net income of $33.4 million, an increase of 38.6% over net income of $24.1 million in the third quarter of 2000. Diluted earnings per share rose 18.8% to $0.82 per diluted share, versus $0.69 per diluted share for the third quarter of 2000. The increase in diluted shares outstanding compared to the year ago period was principally related to the company's sale of common stock, completed in April of 2001, and the dilutive effect of the
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convertible notes sold last year. Included in the company's 2000 third quarter results was an after-tax gain of $0.01 per diluted share related to the sale of a 60% interest in a business. Excluding the effects of this non-recurring item, diluted earnings per share in the third quarter of 2001 increased 20.6% over the prior year's quarter.

Free cash flow for the third quarter of 2001 was approximately $41 million compared to $13.7 million in the year ago period. As of September 30, 2001, the company had $98.5 million in cash, compared to $32.7 million at December 31, 2000. Debt on September 30, 2001 was $905 million, a reduction of $100 million from $1,095 million on December 31, 2000.

The company continued to record strong bookings in the 2001 third quarter, with funded orders increasing 23.6% to $624.6 million, compared to $505.4 million in the same period last year. Funded backlog at September 30, 2001 was $1,537.0 million, an increase of 21.7% over funded backlog of $1,262.8 million at September 30, 2000.

"During the third quarter of 2001, L-3 had solid performance in both its secure communication and products businesses," said Frank C. Lanza, chairman and chief executive officer of L-3 Communications. He cited areas of particular strength, including data links, secure terminal equipment, simulation and training, ocean and aviation safety and surveillance products, transportable satcom products and teaching and training services for military customers.

"As we expected, our defense businesses have performed well because of the continuing demand for L-3's high technology defense electronic products," said Mr. Lanza. "However, in light of the terrorist attacks of September 11th, L-3, like many in the industry, has been called upon by the government for immediate assistance in the current conflict and to see how, if needed, the company can increase its support of U.S. forces."

Mr. Lanza noted that during the third quarter, the company did provide spares and support services to aid the government's immediate deployment. Planning is currently ongoing to see how best to meet the U.S. government's potential requirements in the fourth quarter of 2001 and into 2002 and beyond.

On the civil and commercial front, the demand for explosive detection systems has increased due to the heightened awareness for security in the nation's airports. L-3 is currently accelerating deployment to the field of existing and new systems and is responding to the Federal Aviation Administration's (FAA) plan to increase deployment for 2002.

Clearly there is an impact for the commercial airline industry in the wake of today's economic downturn. However, there are some growth areas for L-3 that will mitigate against this environment. For instance, there are new domestic and international regulations mandating the introduction of proximity warning systems for commercial aviation, and L-3's new T2CAS system has been well received by customers. In addition, the FAA is currently reviewing new mandates based on lessons learned from September 11th that will likely result in systems retrofit enhancements. Another growing application for L-3 is the market for maritime recorders due to new regulations mandating these systems on construction of new

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ships. L-3's Hardened Voyage Recorder (HVR) is the leader in this niche market.
This is conservatively a 1,000 unit-per-year opportunity.


The fixed wireless implementation in South America is going well. Presently, over 9,000 of the lines have been installed, and it is expected that Phase 1 of the deployment will be completed in the first quarter of 2002.

On October 3, 2001, L-3 announced that it signed a definitive agreement to purchase all of the outstanding common shares of Spar Aerospace Limited for Cdn. $15.50 per share. The total value of the transaction is approximately Cdn. $182 million, net of cash to be acquired of Cdn. $47.5 million. "The Spar acquisition is a win for both parties. It provides L-3 with access to both Canadian and international markets to sell our shipboard communications, simulators, avionics and sonar products, and it also gives Spar an opportunity to enter U.S. capital programs as well as ongoing defense support programs," said Mr. Lanza.

Mr. Lanza also indicated that L-3 had withdrawn its lawsuit against Raytheon concerning the acquisition of the Link Simulation & Training business. "Our continuing working relationship with Raytheon is solid and one of trust. It is important to L-3 and the Department of Defense even more so in light of recent events," stated Mr. Lanza. He noted that the Link business is performing very well and has recently received a number of key orders.

Mr. Lanza cited a number of key contract wins and milestones for L-3 during the third quarter:

-- Communication Systems-East was awarded a $10 million contract by

General Dynamics to develop a suite of tactical secure

communications products as part of the Improved Mobile Subscriber

Equipment (IMSE) program for an international customer. L-3 is responsible for supplying the tactical system comprised of

encryption products and key management systems required for voice and data communications. Future options, if exercised, may

increase the contract value to more than $16 million.

-- In the third quarter, Coleman Aerospace recorded key awards for systems engineering and technical assistance support to the

National Missile Defense Joint Program Office, as well as an information technology services contract under the Firebird

program for a classified customer. Coleman also launched its twenty-first Hera target missile and sixth in support of the PAC-3

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theater missile defense system.

-- Link Simulation and Training received a number of awards. Boeing

Defense and Space Group awarded Link a $26 million production contract to build two full mission trainers and four weapon

tactics trainers that will support pilot training on the next generation Lockheed Martin-built F-22 stealth fighter aircraft.

Link was also selected to compete for military training programs worth a total of approximately $3.0 billion under the U.S. Air

Force's Training Systems Acquisition (TSA) II initiative. Link immediately captured the first three major awards the Air Force made under TSA II, receiving contracts on programs for the T-1A

Ground Based Training System, F-16 Aircrew Training Devices and

C-141 Total Training System.

-- L-3's Aviation Recorders division entered an agreement with

Kongsberg Maritime Ship Systems as the sole supplier of HVRs for their new Maritime Black Box (MBB) recorder.

-- L-3's Telemetry Group businesses received several key strategic awards, including awards for mobile telemetry tracking antenna systems and products and space frame radomes for air defense radars. In another milestone, L-3 has successfully completed a contract to provide Boeing with a feature-intensive configuration of its high-performance System 550 telemetry ground system. The system will be used to support critical test and integration activities for Boeing's Ground-based Midcourse Defense Segment

o (GMDS) program, formerly known as the National Missile Defense

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program.

-- Electrodynamics was selected by Boeing to upgrade the T-45's airborne data recorder as part of the DoD COSSI program.

Electrodynamics was also selected by Thales Air Defense Systems

o (TADS) to provide an Electronic Safe and Arm Device (ESAD) for the

VT1 missile that is part of the Thales Crotale Short Range Air

Defense System. The contract is estimated to be worth

approximately $3 million if options are exercised.

-- L-3 received a multi-year maintenance and support contract for its examiner 3DX(TM) 6000 EDS from Aeroporti Di Roma and system

capability enhancement contracts from the FAA.

-- ACSS, an L-3 Communications & Thales Company, signed a new 10-year agreement with Northwest Airlines to put Traffic Collision Warning

Systems (TCAS), Mode S Transponders and antennas on all new

Northwest aircraft for the next 10 years. The Northwest fleet includes 747s, 757s and A330s. Northwest is also retrofitting their current fleet of 747s with the ACSS Mode S Transponder.

-- L-3's Display Systems division was selected to supply its new

Model 55 displays to the C-130J aircraft, and the business was also chosen to provide its Active Matrix Liquid Crystal Display to the Apache helicopter.

-- Key bookings for Communication Systems-West include awards for data link equipment, technical support and spares for intelligence equipment, as well as manned and unmanned aerial vehicles. The business also received key third quarter awards for the Space Lift

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Range System (SLRS) program.

-- In separate contracts, both the US Navy and Army have selected

Interstate Electronics Corporation to develop an integrated system combining a (MEMS) micro-electro mechanical IMU and a Global

Positioning System (GPS) receiver. Both the micro IMU and GPS receiver will be miniaturized and gun hardened and will serve as the navigation and guidance system for future precision weapon platforms. These platforms help support DoD initiatives for

reduced collateral damage in warfare.

-- KDI was awarded a contract under the AC-130 Gunship Proximity Fuze production program.

"As we survey the future for defense spending, we expect the overall focus of the 2002 and 2003 budgets will favor areas such as information and intelligence, sensor platforms, communications, simulation and simulators, space, security and lower-cost smart weapons," continued Mr. Lanza. "As for new platforms, even though they will be funded through the R&D phase, production will be stretched to pay for the significant recapitalization and modernization of present legacy platforms. At the same time, an increased emphasis will be placed on combating asymmetrical, conventional and covert threats."

"As for L-3, the company's prospects continue to be good. We have a solid balance sheet, a substantial backlog and the acquisition pipeline continues to remain robust," continued Mr. Lanza. "Many niche players are searching for consolidation to gain needed resources and market penetration that are difficult to achieve as an independent third tier supplier."

The $624.6 million in third quarter bookings included the following notable contract awards:

-- Secure Communication Systems booked approximately $368.6 million in funded orders. Key bookings included follow-on funding for the company's data link programs including U-2, Globalhawk, and

Predator, and additional funding for the Navy's Tactical Common

Data Link Program (TCDL) along with the Space Lift Range System

o (SLRS) program to provide technical support for Titan IV Launches.

The company also received record funding for production of Secure

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Telephone Equipment (STE) and OMNI Encryption phones.

The company also received an award for the LPD-17 voice communication system and installation of the MARCOM System on the USS Lincoln, which strengthens the application to other amphibious ships and aircraft carriers. In addition, the company will provide the engineering lead for the C4ISR on the Interim Brigade Combat Team Commanders Vehicle and also received initial orders for the U.S. Army Platoon Early Warning Device System (PEWD), along with additional sensors for the company's Rembass intrusion detection system.

The company received follow-on funding for the Linebacker Program to design, develop and test air launch targets in support of the

Navy's Area Theater Ballistic Missile Defense program. The

simulation and training business was awarded initial program funding for International F-16 Simulators and additional

requirements for the F-22, B-2, F-18, F-16 Platforms and follow-on

AVCATT funding. Also received was Phase 2 of the Kuwait National

Guard force modernization program.

-- Specialized Communication Products booked approximately $256.0 million in funded orders. There were continued strong bookings in

Ocean products for the U.S. and international Navy's towed array anti-submarine warfare (ASW) programs. The company also received follow-on awards for cockpit displays on C-130H and JAS-39

platforms, and development funding for upgrade displays on the

Apache helicopter.

Commercial Aviation received strong orders for L-3's Traffic Collision Avoidance System (TCAS) and cockpit voice and digital flight data recorders from various airlines and platform manufacturers for retrofits and new starts.

Telemetry and Instrumentation's Space Products included follow-on funding for the Space Shuttle Solid Rocket Booster (SRB)

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Integrated Electronics Assembly (IEA) upgrade program. In

addition, the company received follow-on development funding to provide GPS for the THAAD and EKV programs and initial funding for the Japanese Extended Range Guided Munition (JERGM) program. Also,

the company was awarded follow on production funding for the Air

Force's hand held Combat Survivor, Evader, and Locator Program.

The company received initial funding for various flight test weapon evaluation programs (Maverick, THAAD and JASSM). The

company also received additional radome funding for the E2C TRAC-A program.

Microwave components achieved strong results for the quarter, led by orders including linerized channel amplifiers and for the company's filters, isolators and duplexer products for the base station applications for customers ranging from original equipment manufacturers to service providers.

For the nine-month period ended September 30, 2001, sales totaled $1,641.6 million, an increase of 21.4% over sales of $1,352.4 million in the nine-month period ended September 30, 2000.

Operating income for the 2001 nine-month period increased 24.1% to $182.5 million, versus operating income of $147.1 million in the same period a year ago. As a percentage of sales, operating income was 11.1%, versus 10.9% for the first nine-months of 2000.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the 2001 nine-month period increased 23.6% to $247.5 million, versus $200.3 million in the same period last year.

Free cash flow for the nine-month period was approximately $54 million compared to $44.5 million for the same period last year.

For the 2001 nine-month period, net income totaled $70.9 million, an increase of 37.7% over net income of $51.5 million in the first nine months of 2000. Diluted earnings per share for the nine-month period rose 24.3% to $1.84 per diluted share, versus $1.48 per diluted share in the year ago period. The increase in diluted shares outstanding was principally related to the company's sale of common stock, completed in April of 2001, and the dilutive effect of the convertible notes sold last year. Results for the nine months of 2001 include a net after-tax gain of $0.4 million, or $0.01 per diluted share, comprised of an after-tax gain of $4.3 million on the sale of a 30% interest in the company's Aviation Communications and Surveillance Systems (ACSS) business to Thales Avionics, which was largely offset by a $3.9 million after-tax write-down in the carrying value of an investment. Included in the company's 2000 nine-month results were net gains of $0.04 per diluted share on the sale of three businesses, offset by certain charges. Excluding the effects of these non-recurring items, diluted earnings per share increased 27.1% over the prior year's nine-month period.


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In conjunction with this release, L-3 Communications will host a conference call, which will be simultaneously broadcast live over the Internet. Frank C. Lanza, chairman and chief executive officer, Robert V. LaPenta, president and chief financial officer, and Cynthia Swain, vice president-corporate communications, will host the call, which is today, Thursday, October 18, 2001, at 2:00 p.m. EDT. Listeners may access the conference call live over the Internet through the Webcasts link in the News + Events section of L-3's web site located at http://www.L-3Com.com, or at http://www.videonewswire.com/event.asp?id=1562. Please allow fifteen minutes prior to the call to visit either of these sites to download and install any necessary audio software. The archived version of the call may be accessed at these sites beginning approximately one hour after the call ends through Wednesday, November 7, 2001 at 11:59 p.m. EST.

Headquartered in New York City, L-3 Communications is a leading merchant supplier of secure communications systems and products, avionics and ocean products, training products, microwave components and telemetry, instrumentation, space and wireless products. Its customers include the Department of Defense, selected U.S. government intelligence agencies, aerospace prime contractors and commercial telecommunications and wireless customers.

To learn more about L-3 Communications, please visit the company's web site at www.L-3Com.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company's Safe Harbor Compliance Statement for Forward-looking Statements included in the company's recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission.

                   L-3 COMMUNICATIONS HOLDINGS, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
                 (In millions, except per share data)
                                   (Unaudited)

                           Three Months Ended       Nine Months Ended
                              September 30,             September 30,
                       -----------------------------------------------
                               2001         2000       2001      2000
                       ------------- ------------ ---------- ---------


Sales                        $618.2       $514.4   $1,641.6  $1,352.4

Costs and expenses            543.0        451.6    1,459.1   1,205.3
                       ------------- ------------ ---------- ---------

Operating income               75.2         62.8      182.5     147.1

Interest and other
 income (expense)              (0.2)         0.9        1.4       3.5
Interest expense               18.4         24.8       64.9      67.1

Minority interest
 expense                        2.4           --        4.0        --
                       ------------- ------------ ---------- ---------


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Income before
 income taxes                  54.2         38.9      115.0      83.5

Provision for
 income taxes                  20.8         14.8       44.1      32.0
                       ------------- ------------ ---------- ---------

Net income                    $33.4        $24.1      $70.9     $51.5
                       ============= ============ ========== =========

Earnings
 per share:
       Basic                  $0.86        $0.72      $1.92     $1.55
                       ============= ============ ========== =========

       Diluted                $0.82        $0.69      $1.84     $1.48
                       ============= ============ ========== =========

Weighted average
 common shares
 outstanding:
       Basic                   39.0         33.5       36.9      33.3
                       ============= ============ ========== =========

       Diluted                 44.2         35.2       38.5      34.8
                       ============= ============ ========== =========
                       ============= ============ ========== =========



                   L-3 COMMUNICATIONS HOLDINGS, INC.
                             SELECTED FINANCIAL DATA
                                  (In millions)
                                   (Unaudited)




                            Three Months Ended      Nine Months Ended
                               September 30,           September 30,
                       --------------------------   ------------------
                               2001         2000       2001      2000
                       --------------------------   ------------------

EBITDA (a)                    $97.6        $81.8     $247.5    $200.3

Depreciation and
 amortization                 $22.4        $19.0      $65.0     $53.2

Capital expenditures           $9.5         $8.0      $30.0     $21.4

Orders (funded)              $624.6       $505.4   $1,704.2  $1,378.6


                                                Sept. 30,    Dec. 31,
Period end data:                                    2001        2000
----------------                                -----------  --------

     Backlog (funded)                              $1,537.0  $1,354.0